- - --------------------------------------------------------------------------------
- - --------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C.  20549

                          -----------------------------
                            SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934




               Filed by the Registrant  /X/
               Filed by a party other than the Registrant   / /

               Check the appropriate box:
                / /  Preliminary Proxy Statement
                / /  Confidential, for Use of the Commission Only
                     (as permitted by Rule 14a-6(c)(2))
                /X/  Definitive Proxy Statement
                / /  Definitive Additional Materials
                / /  Soliciting Material Pursuant to Section 240.14a-11(c) or
                     Section 240.14a-12

                                UTILX CORPORATION
- - --------------------------------------------------------------------------------
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


Payment of Filing Fee (Check the appropriate box):

  /X/     $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2)
          or Investment Company Act Rule 20a -1(c)
  / /     $500 per each party to the controversy pursuant to Exchange Act
          Rule 14a-6(i)(3)
  / /     Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
          0-11

                            CALCULATION OF FILING FEE
- - --------------------------------------------------------------------------------
                                 Per unit price or
 Title of each     Aggregate           other
    class of       number of     underlying value       Proposed
 securities to   securities to          of              maximum
     which           which          transaction        aggregate
  transaction     transaction        computed           value of      Total Fee
    applies:       applies:       Act Rule 0-11:      transaction:       Paid:
- - --------------------------------------------------------------------------------

- - --------------------------------------------------------------------------------

/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

Amount Previously Paid:                      Filing Party:
                       ------------------                 ------------------
Form, Schedule or
Registration Statement No.:                  Date Filed:
                           --------------               --------------------
- - --------------------------------------------------------------------------------
- - --------------------------------------------------------------------------------

                       UTILX-Registered Trademark- CORPORATION

                               22404-66TH AVENUE SOUTH
                                   P. O. BOX 97009
                             KENT, WASHINGTON  98064-9709


                                                 June 28, 1996



Dear Stockholder:

    You are cordially invited to attend the 1996 Annual Meeting of Stockholders of UTILX Corporation at 3:00 p.m., Pacific Daylight Time, on Thursday, July 25, 1996, at the Doubletree Inn at Southcenter, Elm-Oak Room, 205 Strander Boulevard, Tukwila, Washington 98188.

    The Notice of Meeting and Proxy Statement on the following pages describe the matters to be presented at the meeting.

    Whether or not you plan to attend the meeting, we hope you will have your stock represented by signing, dating and returning the enclosed Proxy Card in the enclosed envelope AS SOON AS POSSIBLE. Your stock will be voted in accordance with the instructions you have given in your Proxy.

                             Sincerely,



                             William M. Weisfield
                             CHAIRMAN OF THE BOARD




- - --------------------------------------------------------------------------------

                                      IMPORTANT

    A Proxy Statement and Proxy Card are submitted herewith. All stockholders are urged to complete and mail the enclosed Proxy Card promptly. The enclosed envelope for return of proxy requires no postage. Any stockholder attending the meeting may personally vote on all matters that are considered, in which event the signed Proxy Card is revoked.

- - --------------------------------------------------------------------------------



                      IT IS IMPORTANT THAT YOUR STOCK BE VOTED.

                       UTILX-Registered Trademark- CORPORATION


                               22404-66TH AVENUE SOUTH
                                   P. O. BOX 97009
                             KENT, WASHINGTON  98064-9709
                              -------------------------
                    NOTICE OF 1996 ANNUAL MEETING OF STOCKHOLDERS
                                    JULY 25, 1996
                              -------------------------

To the Stockholders:

    The 1996 Annual Meeting of Stockholders of UTILX Corporation will be held at 3:00 p.m., Pacific Daylight Time, on Thursday, July 25, 1996, at the Doubletree Inn at Southcenter, Elm-Oak Room, 205 Strander Boulevard, Tukwila, Washington 98188, for the following purposes:

    I. To elect two (2) directors to hold office until their successors are elected and qualified (page 1 of enclosed Proxy Statement);

    II. To ratify and approve the appointment of Coopers & Lybrand L.L.P. as independent auditors for the Company for fiscal year 1997 (page 13 of enclosed Proxy Statement); and

    III. To transact such other business as may properly come before the meeting.

    The nominees for directors are set forth in the enclosed Proxy Statement.

    May 31, 1996 has been fixed as the record date for the 1996 Annual Meeting. Only stockholders of record at the close of business on that date will be entitled to notice of and to vote at the meeting.

    ALL STOCKHOLDERS ARE INVITED TO ATTEND THE MEETING IN PERSON, BUT EVEN IF YOU EXPECT TO BE PRESENT AT THE MEETING, YOU ARE REQUESTED TO MARK, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE IN THE POSTAGE-PAID ENVELOPE PROVIDED TO ASSURE YOUR REPRESENTATION. STOCKHOLDERS ATTENDING THE MEETING MAY VOTE IN PERSON EVEN IF THEY HAVE PREVIOUSLY SENT IN A PROXY CARD.

                             By Order of the Board of Directors


                             Thomas L. Markl
                             VICE PRESIDENT/SALES & MARKETING AND SECRETARY

Kent, Washington
June 28, 1996

                     THE 1996 ANNUAL REPORT OF UTILX CORPORATION
                          ACCOMPANIES THIS PROXY STATEMENT.

                       UTILX-Registered Trademark- CORPORATION
                                   ----------------
                                   PROXY STATEMENT
                                   ----------------


GENERAL

     The enclosed Proxy is solicited by the Board of Directors (the "Board of Directors" or the "Board") of UTILX Corporation ("UTILX" or the "Company") for use at the 1996 Annual Meeting of Stockholders to be held at 3:00 p.m., Pacific Daylight Time, on Thursday, July 25, 1996, at the Doubletree Inn at Southcenter, Elm-Oak Room, 205 Strander Boulevard, Tukwila, Washington 98188 and at any adjournment or adjournments thereof. Only stockholders of record of common stock of UTILX Corporation, par value $0.01 per share (the "Common Stock"), at the close of business on May 31, 1996, will be entitled to vote at the 1996 Annual Meeting of Stockholders. On that date, the Company had outstanding 7,184,116 shares of Common Stock.

     The address of the Company's principal executive offices is 22404 - 66th Avenue South, Kent, Washington 98032-4801 and the mailing address is P.O. Box 97009, Kent, Washington 98064-9709. This Proxy Statement and the accompanying Proxy Card are being mailed to the stockholders of the Company on or about June 28, 1996.

VOTING

     Each share of Common Stock outstanding on the record date of May 31, 1996 is entitled to one vote per share at the 1996 Annual Meeting of Stockholders. Under Delaware law and the Company's Certificate of
Incorporation, if a quorum is present at the meeting the nominees for election as directors must be elected by a plurality vote. In the election of directors, shares that are not voted for the election of directors (including abstentions and broker nonvotes) will not count in determining the total number of votes for each nominee.

     SHARES FOR WHICH PROXIES ARE PROPERLY EXECUTED AND RETURNED WILL BE VOTED AT THE MEETING IN ACCORDANCE WITH THE DIRECTIONS NOTED THEREON, AND IN THE ABSENCE OF DIRECTIONS TO THE CONTRARY, SUCH SHARES WILL BE VOTED (I) "FOR"
THE ELECTION OF THE NOMINEES FOR THE BOARD OF DIRECTORS NAMED IN THE
FOLLOWING PAGES, PROVIDED THAT IF SUCH NOMINEES SHOULD BECOME UNAVAILABLE FOR ELECTION FOR ANY REASON, SUCH SHARES WILL BE VOTED FOR THE ELECTION OF A SUBSTITUTE NOMINEE AS THE BOARD OF DIRECTORS MAY PROPOSE AND (II) "FOR" THE RATIFICATION AND APPROVAL OF COOPERS & LYBRAND L.L.P. AS THE COMPANY'S AUDITORS FOR FISCAL YEAR 1997.

REVOCATION

     Any stockholder giving a Proxy may revoke it at any time before it is voted by delivering to the Secretary of the Company either a written notice of revocation or a duly executed Proxy bearing a later date, or by attending the meeting and electing to vote in person.


                           I.  PROPOSAL TO ELECT DIRECTORS

BOARD OF DIRECTORS

     The Company's Board of Directors currently consists of six directors who, according to the Company's By-laws, are divided into three classes. The provision is designed to ensure that approximately one-third of the Board is eligible for reelection in any given year. At the 1996 Annual Meeting of Stockholders, two directors will be elected to serve for a term of three years expiring in 1999. William M. Weisfield, one of the two directors nominated for election at the 1996 Annual Meeting, was elected a director at the 1995 Annual Meeting of Stockholders for a three year term expiring in 1998. Mr. Weisfield has resigned that position contingent upon and effective upon his election as a director at the 1996 Annual Meeting. Effective upon the resignation of Granville W. Holman from the Board of Directors in November 1995, the division of classes of the Board of Directors became unequal, resulting in one class of three directors whose terms expire in 1998, one class of two directors whose terms expire in 1997 and one class of one director whose term expires in 1996. In January 1996, the size of the Board of Directors was reduced to six members. In order to comply with the Company's By-laws and to ensure that the Board shall be divided into three classes with said classes to be as equal in number as may be possible, the classes of the Board of Directors of the Company were reconstituted in April 1996 so that the six directors are divided into three classes of two directors each whose terms expire in 1997, 1998 and 1999. The directors elected will continue in office until a successor has been elected or until resignation or removal in the manner provided by the By-laws of the Company. The names of the nominees and continuing members of the Board of Directors are listed on pages 2 and 3.
Shares represented by a properly executed Proxy in the form of the accompanying Proxy Card will be voted for such nominees. However, discretionary authority is reserved to vote such shares, in the best judgment of the persons named in the Proxy, in the event that any person other than the nominees listed below is to be voted upon at the meeting due to the unavailability of the nominees so listed.

     All persons named below are directors of the Company at the present time. No family relationships exist between any nominees, directors or executive officers of the Company.

BOARD RECOMMENDED NOMINEES

     The names of the nominees for the Board of Directors, together with certain information regarding them, are as follows:

     STANLEY J. BRIGHT (age 56) has been a director of the Company since January 1995. Mr. Bright has been President, Office of the CEO, of MidAmerican Energy Company, an electric and gas utility company formed in the merger of Iowa-Illinois Gas and Electric Company and Midwest Resources, Inc., since July 1995. Prior to becoming Chairman of the Board and Chief Executive Officer of Iowa-Illinois Gas and Electric Company in May 1991, Mr. Bright served as its President and Chief Operating Officer from April 1990 to April 1991 and Vice President-Finance and Chief Financial Officer from September 1986 to March 1990. His prior work experience includes a number of accounting, finance and treasury positions in utility-related businesses, including serving as Senior Vice President of Potomac Electric Power Company and as President and director of Potomac Capital Investment Corporation, a wholly owned, nonregulated subsidiary of Potomac Electric Power Company. Mr. Bright is also a director of Synergics, Inc., Utech Venture Capital Corporation, St. Ambrose University in Davenport, Iowa, Genesis Medical Center, Des Moines Development Corporation, Norwest Bank Iowa, N.A. and the Iowa Business Council, and is a member of the Board of Visitors of the College of Business Administration of The University of Iowa. Mr. Bright is also a director of the Association of Edison Illuminating Companies, the Edison Electric Institute, the Illinois Energy Association, the Iowa Utility Association and the North Central Electric Association.

     WILLIAM M. WEISFIELD (age 54) has been a director of the Company since January 1995. Mr. Weisfield has been Chief Operating Officer of Northern Capital Corporation, a privately held investment company specializing in development of Pacific Northwest real estate and other investments, since January 1, 1994. Mr. Weisfield previously served as Chief Operating Officer for Robbins Company, an underground tunnel boring manufacturing company from November 1992 to December 1993, and as President and CEO of Cornerstone Columbia Development Company, a real estate joint venture between Weyerhaeuser and Portland General Electric, from April 1987 to November 1992. Previous positions include President and CEO of the following companies: Northwest Building Company, a real estate company; Brittsport Ltd., a clothing manufacturer; Quorum Corporation, a restaurant holding company; and Weisfield's Jewelers, an 85-store retail jewelry chain. Mr. Weisfield also acts as a director of Lindal Cedar Homes, Inc. and serves as a Regent of Seattle University.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE ELECTION OF THE ABOVE NOMINEES FOR THE BOARD OF DIRECTORS.

 CONTINUING MEMBERS OF THE BOARD OF DIRECTORS

     The names of the continuing members of the Board of Directors, together with certain information regarding them, are as follows:

     CRAIG E. DAVIES (age 53) has been a director of the Company and President and Chief Executive Officer since April 1994. Mr. Davies' term as a director expires in 1998. From May 1993 to April 1994, he was employed by Sithe Energies, a publicly owned developer, owner and operator of independent electric power generating facilities, most recently as Vice President and Chief Operating Officer. From August 1985 to May 1993, he was President and Chief Executive Officer of North American Energy Services Company, a utility services company, and from August 1985 to November 1992, he served as Chairman of the Board. For the prior 16 years, he held a succession of management and executive positions with Westinghouse Electric Corporation, a diversified, technology-based company.

     JOHN W. ELLIS (age 67) has been a director of the Company since August 1988. Mr. Ellis' term as a director expires in 1997. He is also Chief Executive Officer of the Baseball Club of Seattle. Since 1969, he has been a director of Puget Sound Power & Light Company, an electric utility, where he was President from 1976 to 1987, and Chief Executive Officer from 1976 until his retirement in 1993. Mr. Ellis is also a director of Washington Mutual Savings Bank, a banking company, SAFECO Corporation, an insurance company, and Associated Electric & Gas Insurance Services Limited, an insurance company, and serves as a Regent of Washington State University and a Trustee of Seattle University. He is past Chairman of the Edison Electric Institute and of the Electric Power Research Institute.

     FRANK W. GRIFFITH (age 74) has been a director of the Company since October 1989. Mr. Griffith's term as a director expires in 1998. He was a director of Midwest Resources Inc., an electric and gas utility holding company until 1991 and was Chairman Emeritus and a director of Midwest Energy Company prior to its merger in 1990 into Midwest Resources, Inc. Prior to his retirement from Midwest Resources Inc., he was Chairman from 1969 to 1986 and President from 1966 to 1985. Mr. Griffith also serves as a Trustee of Iowa National Heritage Foundation and is a former Chairman of the Edison Electric Institute and a former director of the Electric Power Research Institute.

     ROBERT E. RUNICE (age 66) has been a director of the Company since November 1988. Mr. Runice's term as a director expires in 1997. Mr. Runice is a private investor and business consultant. From 1983 until his retirement in 1991, Mr. Runice had been Vice President of U S WEST Inc., a diversified telecommunications company, and President of its Commercial Development Division. He has over 40 years of experience in the telephone industry, having served in various operations, marketing and corporate assignments with AT&T and Northwestern Bell prior to his association with U S WEST Inc. Mr. Runice is also a director of The Bombay Company, Inc., a specialty retail company, and Tandy Brands Accessories, Inc., a manufacturer of men's, women's and boys' accessories.

COMMITTEES OF THE BOARD OF DIRECTORS

     The Board of Directors has established standing committees, including an Audit Committee, a Compensation Committee and a Nominating and Organization Committee. All committees are responsible to the full Board of Directors and their activities are therefore subject to approval of the Board of Directors.
As provided in the Company's By-laws, each committee is appointed annually by the Board of Directors and consists of not less than three directors, at least a majority of whom must be independent and not members of management. The functions performed by these Committees are summarized as follows:

     AUDIT COMMITTEE. The Audit Committee reviews and makes recommendations regarding the selection of outside auditors, the scope and results of the annual audit, internal controls, procedures and the adequacy of staff for the safeguard of the Company's assets, related-party transactions, potential conflicts of interest and compliance with corporate policies including the Company's Code of Ethical Conduct. The members of the Audit Committee are Frank W. Griffith (Chairman), Robert E. Runice and William M. Weisfield.
The Audit Committee met six times during fiscal year 1996.

     COMPENSATION COMMITTEE. The Compensation Committee reviews and makes recommendations regarding compensation, including salaries and other incentives, of directors, officers and other executives of the Company. Those members of the Compensation Committee who are "disinterested" within the meaning of the rules adopted under Section 16 of the Securities Exchange Act of 1934 also act as plan administrator of the Company's stock option plans. The members of the Compensation Committee are Robert E. Runice (Chairman), John W. Ellis and
Frank W. Griffith. The Compensation Committee met five times during fiscal year 1996.

     NOMINATING AND ORGANIZATION COMMITTEE. The Nominating and Organization Committee reviews and makes recommendations regarding the size and composition of the Board of Directors, nominees for directors, election of officers and the organization of the Company. The Nominating and Organization Committee also considers nominees for directors recommended by any stockholder of the Company. Any stockholder desiring to do so must mail a written recommendation and any comments to the Chairman of the Nominating and Organization Committee addressed in care of the Secretary of the Company at the Company's corporate offices at P.O. Box 97009, Kent, Washington 98064-9709. The members of the Nominating and Organization Committee are John W. Ellis (Chairman), Stanley J. Bright and Robert E. Runice. The Nominating and Organization Committee met three times during fiscal year 1996.

FISCAL YEAR 1996 DIRECTOR MEETING ATTENDANCE

     During fiscal year 1996, there were 16 meetings of the Board of Directors. Each director attended at least 75% of the aggregate of the meetings of the Board of Directors and the Committees of the Board of Directors on which each such director served.

DIRECTOR COMPENSATION

     Directors who are employees of the Company do not receive any fees for their services as directors. Directors of the Company who are not employees are paid a quarterly retainer of $1,500 and committee chairpersons are paid an additional quarterly retainer of $500. Nonemployee directors are also paid $500 for each Board of Directors meeting and $400 for each committee meeting attended in person and one-half of those amounts for telephonically conducted meetings, plus reimbursement of expenses incurred in attending such meetings. The Chairman, also a nonemployee director, receives a yearly retainer of $35,000 for his services as Chairman, except that during fiscal year 1996 Mr. Holman received a quarterly retainer of $2,000 for his services as Chairman of the Board. For extraordinary services beyond those incidental to service on the Board and its committees, nonemployee directors receive fees for work on matters specially requested by the Board at a rate of $125 per hour with a daily minimum of $500 and a daily maximum of $1,000.

     The Company has also adopted the 1987 Restated Stock Option Plan for Nonemployee Directors (the "1987 Director Plan"), which provides for the grant of options to acquire up to 300,000 shares of Common Stock to nonemployee directors. Pursuant to the 1987 Director Plan, each nonemployee director receives an option to purchase 10,000 shares of Common Stock upon initial appointment to the Board, which options vest 40% one year after the date of grant and 20% each year thereafter. Each nonemployee director then automatically receives annually an option to purchase 5,000 shares of Common Stock, concurrently with each year's Annual Meeting of Stockholders. Such options vest upon the date of grant. All grants under the 1987 Director Plan are made at an exercise price equal to the fair market value of the Common Stock on the date of grant. The purpose of the 1987 Director Plan is to help the Company attract and retain qualified nonemployee directors.

STOCK OWNERSHIP OF PRINCIPAL STOCKHOLDERS, OFFICERS AND DIRECTORS

     The following table sets forth as of May 31, 1996 information regarding the beneficial ownership of the Common Stock by each stockholder who, to the Company's knowledge, owned more than 5% of the outstanding Common Stock, by each of the directors, by each of the executive officers named in the Summary Compensation

Table, and by all directors and executive officers, as a group. Each of the named persons and members of the group has sole voting and investment power with respect to the shares shown, except as stated below.


                                                       BENEFICIAL OWNERSHIP
                                          ----------------------------------------------
                                           OUTSTANDING   OPTIONS AND
                                           SHARES OF     OTHER RIGHTS
                                           COMMON        EXERCISABLE
                                           STOCK         WITHIN 60              PERCENT
                                           BENEFICIALLY  DAYS OF MAY            OF
               BENEFICIAL OWNER            OWNED         31,1996      TOTAL     CLASS(1)
             -------------------          -------------  -----------  -------   --------

Dimensional Fund Advisors Inc.(2)
1299 Ocean Avenue, 11th Floor
Santa Monica, CA  90401                    462,200             0      462,200     6.4%

Kennedy Capital Management, Inc.
Suite 181
425 North New Ballas Road
St. Louis, MO  63141-6821                  374,500             0      374,500     5.2%

Trilon Dominion Partners, L.L.C.(3)
Suite 2020
250 Park Avenue
New York, NY  10017                        426,525             0      426,525     5.9%

UVCC Fund I
Suite 1040
6110 Executive Boulevard
Rockville, MD  20852                       435,293             0      435,293     6.1%


Craig E. Davies                            115,500        15,000(4)   130,500     1.8%
Stanley J. Bright                                0        14,000(5)    14,000      *
John W. Ellis                                    0        50,000(5)    50,000      *
Frank W. Griffith                            3,000        45,000(5)    48,000      *
Granville W. Holman                              0        38,000(6)    38,000      *
Robert E. Runice                             4,000        42,000(5)    46,000      *
William M. Weisfield                         3,000        14,000(5)    17,000      *

M. Bruce Boswell                            20,000         5,540(7)    25,540      *
Gregory W. Daul                             12,833         8,000(7)    20,833      *
Thomas L. Markl                             25,289         6,540(8)    31,829      *

All directors and executive
  officers, as a group (15 persons)        208,400       296,500      504,900     6.8%



NOTES TO BENEFICIAL OWNERSHIP TABLE:

     *Less than 1% of the outstanding Common Stock

     (1)In calculating the percentage ownership of any stockholder holding options or other rights exercisable within 60 days of May 31, 1996, it is assumed that such options or rights were exercised.

     (2)Dimensional Fund Advisors Inc. ("Dimensional"), a registered investment advisor, is deemed to have beneficial ownership of 462,200 shares of the Company's common stock as of May 31, 1996, all of which shares are held in portfolios of DFA Investment Dimensions Group Inc., a registered open-end investment company, or in series of the DFA Investment Trust Company, a Delaware business trust, or the DFA Group Trust and DFA Participation Group Trust, investment vehicles for qualified employee benefit plans, all of which Dimensional serves as investment manager. Dimensional disclaims beneficial ownership of all such shares.

     (3)See "Related Party Transactions -- Trilon Dominion Partners, L.L.C."

     (4)Consists of options to purchase 10,000 shares of Common Stock granted under the Company's 1984 Restated Stock Option Plan (the "1984 Plan") and options to purchase 5,000 shares of Common Stock granted under the Company's 1994 Option and Restricted Stock Plan (the "1994 Plan").

     (5)Consists of options to purchase shares of Common Stock granted under the 1987 Director Plan and includes options to purchase 5,000 shares of Common Stock that will automatically be granted on July 25, 1996. See "Director Compensation."

     (6)Consists of options to purchase shares of Common Stock granted under the 1987 Director Plan. Mr. Granville resigned as Chairman of the Board and director in November 1995.

     (7)Consists of options to purchase shares of Common Stock granted under the 1994 Plan.

     (8)Consists of options to purchase 4,000 shares of Common Stock granted under the 1984 Plan and options to purchase 2,540 shares of Common Stock granted under the 1994 Plan.

EXECUTIVE COMPENSATION

     The following table summarizes the compensation paid to the Company's Chief Executive Officer and the other most highly compensated executive officers whose salary and bonuses exceeded $100,000 (the "named executive officers") for services rendered in fiscal year 1996 and the two prior fiscal years:




                                      SUMMARY COMPENSATION TABLE

                                          Annual Compensation    Long-Term Compensation
                                          -------------------    ----------------------

                                                                 Restricted  Securities
Name and                                                            Stock    Underlying    All Other
Principal Position                Year(1)  Salary    ($)Bonus     Awards($)  Awarded(#) Compensation($)
- - ------------------                -----    ------     -------     --------   ---------  --------------

Craig E. Davies (2)               1996    $200,000          $0         $0       25,000     $3,557(4)
  President and                   1995    $200,000          $0    $61,725(3)    25,000         $0
  Chief Executive Officer

M. Bruce Boswell (5)              1996    $105,000          $0         $0       12,700   $101,904(6)
  Vice President/                 1995    $ 52,802          $0    $41,150(3)    15,000         $0
  Manufacturing and
  Engineering

Gregory W. Daul (7)               1996    $170,000          $0         $0       20,000   $ 13,151(8)
  Senior Vice President/          1995    $104,997          $0    $41,150(3)    20,000         $0
  North American
  Operations

Thomas L. Markl (9)               1996    $110,000          $0         $0       12,700     $3,127(10)
  Vice President/Sales            1995    $ 90,545          $0    $24,690(3)    10,000         $0
  and Marketing

- - -------------------




(1) The Company's fiscal year ended March 31 of the year indicated.

(2) Mr. Davies became an executive officer of the Company on April 1, 1994.

(3) Restricted stock is valued at the closing price of the Common Stock as reported on the Nasdaq National Market on the date of grant. During the restricted period, shares are forfeited upon termination of employment, except for termination due to death or retirement. The restrictions lapse with respect to the shares granted, one-third at a time, on April 1, 1995, 1996 and 1997 for Mr. Davies, on October 1, 1995, 1996 and 1997 for Mr. Boswell, on August 22, 1995, 1996 and 1997
    for Mr. Daul, and on June 1, 1995, 1996 and 1997 for Mr. Markl, subject to acceleration in the event of a Change of Control. A "Change of Control" is defined under "Employment Contracts and Termination of Employment and Change of Control Arrangements -- 1994 Option and Restricted Stock Plan." On March 31, 1996, Messrs. Davies, Boswell, Daul and Markl held 10,000, 6,667, 6,667 and 4,000 shares, respectively, of restricted Common Stock, with market values, based on the closing price of the Common Stock as reported on the Nasdaq National Market on March 29, 1996, of $28,750, $19,168, $19,168 and
    $11,500, respectively. Dividends are payable on restricted stock at the same rate payable to all stockholders.

(4) Consists of $2,693 for Company matching contributions to qualified and nonqualified benefit plans and $864 for taxable life insurance benefits.

(5) Mr. Boswell became an executive officer of the Company on October 1, 1994 and will cease being an executive officer as of September 30, 1996.

(6) Consists of $1,595 for Company matching contributions to qualified and nonqualified benefit plans, $506 for taxable life insurance benefits and $99,803 for relocation and related costs.

(7) Mr. Daul became an executive officer of the Company on August 22, 1994 and will cease being an executive officer as of August 21, 1996.

(8) Consists of $896 for Company matching contributions to qualified and nonqualified benefit plans, $426 for taxable life insurance benefits and $11,829 for relocation and related costs.

(9) Mr. Markl became an executive officer of the Company on June 1, 1994.

(10)Consists of $2,920 for Company matching contributions to qualified and nonqualified benefit plans and $207 for taxable life insurance benefits.

    The following tables set forth information concerning option grants and exercises during the Company's 1996 fiscal year to or by the named executive officers and the value of the options held by such officers as of March 31, 1996:


                        OPTION GRANTS IN FISCAL YEAR 1996

                                INDIVIDUAL GRANTS          POTENTIAL REALIZABLE
                      -----------------------------------    VALUE AT ASSUMED
                                                             ANNUAL RATES OF
                      NUMBER OF EMPLOYEES                      STOCK PRICE
                     SECURITIES  IN    EXERCISE                APPRECIATION
                      UNDERLYING FISCAL PRICE               FOR OPTION TERM(2)
                        OPTIONS  YEAR    PER   EXPERATION   ------------------
    NAME                GRANTED  1996   SHARE     DATE(1)     5%        10%
    ----              ---------- -----  ------  ---------     --        --

Craig E. Davies         25,000    14%  $3.125    4/20/05   $49,132   $124,511

M. Bruce Boswell        12,700     7%  $3.125    4/20/05   $24,959   $ 63,252

Gregory W. Daul         20,000    11%  $3.125    4/20/05   $39,306   $ 99,609

Thomas L. Markl         12,700     7%  $3.125    4/20/05   $24,959   $ 63,252

- - ------------------------


    (1) The exercise price for the options is the fair market value of the Common Stock on the date of grant. Exercise of an option requires payment in cash of the exercise price. The options have a term of 10 years and become exercisable in five equal annual installments beginning one year after the date of grant, subject to acceleration upon the occurrence of certain transactions, including certain mergers and other business combinations involving the Company. The Compensation Committee also has the authority to accelerate exercisability before the originally designated exercise date(s). The exercise price may be paid by the delivery of already-owned shares or a full-recourse promissory note, and tax-withholding obligations relating to exercise may be paid by the delivery of already-owned shares or by offsetting the underlying shares, subject to certain conditions.

    (2) The dollar amounts under these columns are the result of calculations at the 5% and 10% assumed appreciation rates set by the Securities and Exchange Commission and therefore are not intended to forecast possible future appreciation, if any, in the price of the Common Stock.

                              AGGREGATED OPTION EXERCISES IN FISCAL YEAR 1996
                                  AND 1996 FISCAL YEAR-END OPTION VALUES

                  SHARES            NUMBER OF SECURITIES UNDERLYING   VALUE OF UNEXERCISED
                 ACQUIRED    VALUE           UNEXERCISED             IN-THE-MONEY OPTIONS AT
      NAME      ON EXERCISE REALIZED OPTIONS AT MARCH 31, 1996(1)       MARCH 31, 1996(2)
      ----      ----------- -------- --------------------------     -------------------------
                                     EXERCISABLE UNEXERCISABLE      EXERCISABLE UNEXERCISABLE
                                     ----------- -------------      ----------- -------------
Craig E. Davies        0     *        5,000       45,000               $0           $0
M. Bruce Boswell       0     *        3,000       24,700               $0           $0
Gregory W. Daul        0     *        4,000       36,000               $0           $0
Thomas L. Markl        0     *        2,000       20,700               $0           $0

  ------------------------------------
     *  Not applicable
    (1) Consists of options granted under the 1984 Plan and the 1994 Plan.
    (2) Based on a closing price of $2.875 per share on March 29, 1996.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE OF CONTROL ARRANGEMENTS

    EMPLOYMENT AGREEMENTS. The Company has entered into term employment agreements with Craig E. Davies, M. Bruce Boswell, Gregory W. Daul and Thomas L. Markl. All of the agreements establish starting annual base salary and eligibility to participate in Company bonus and stock plans. The agreements obligate the Company to continue employment and compensation of each such executive officer for one year from the effective date of the agreement and for successive one-year periods thereafter unless terminated upon 60 days' notice prior to the anniversary date of the agreement. In addition, if the Company terminates the executive officer's employment during the term of the agreement for reasons other than "cause" or if the executive officer terminates employment for "good reason" or within 180 days of a "change of control" of the Company (as the foregoing terms are defined in the agreements), the Company will be obligated to make certain termination payments to the affected executive officer, including one year's severance pay and continuation of medical benefits for one year, or until full-time employment of the executive officer, which ever comes first.

    The employment agreement with Mr. Davies, effective April 1, 1994, established an initial annual base salary of $200,000. The agreement required the Company to grant Mr. Davies at the commencement of his employment options to purchase 25,000 shares of Common Stock under the 1984 Plan and 15,000 shares of restricted Common Stock under the 1994 Plan.

    The employment agreement with Mr. Markl, effective June 1, 1994, established an initial annual base salary of $105,000. The agreement required the Company to grant Mr. Markl at the commencement of his employment options to purchase 10,000 shares of Common Stock and 6,000 shares of restricted Common Stock under the 1994 Plan.

    The employment agreement with Mr. Daul, effective August 22, 1994, established an initial annual base salary of $170,000. The agreement required the Company to grant Mr. Daul at the commencement of his employment options to purchase 20,000 shares of Common Stock and 10,000 shares of restricted Common Stock under the 1994 Plan. The Company has notified Mr. Daul that his employment agreement will terminate as of August 21, 1996.

    SEPARATION AGREEMENT. The employment agreement with Mr. Boswell, effective October 1, 1994, established an annual base salary of $105,000 and entitled him to participate in Company bonus and stock plans. In May 1996, the Company and Mr. Boswell entered into a separation agreement in connection with Mr. Boswell's termination of employment with the Company. The separation agreement provided that Mr. Boswell will continue as an employee at his current salary with all current benefits until the Termination Date, which is the earlier of September 30, 1996 or five days after the date on which Mr. Boswell gives written notice of intent to terminate, pursuant to the provisions of the employment agreement. The separation agreement also provides that, so long as Mr. Boswell remains unemployed following the Termination Date, he shall receive his current salary, excluding all benefits, through November 30, 1996. The Company agreed to extend to one year past the Termination Date the period of time to exercise certain of his stock options. In exchange, Mr. Boswell agreed to assist the Company in its leadership training program and to refrain from competing with the Company and soliciting employees and customers for two years.

    1994 OPTION AND RESTRICTED STOCK PLAN. The 1994 Plan provides that upon a Change of Control each outstanding option will automatically become exercisable in full for the total remaining number of shares covered by the option. In addition, unless the plan administrator determines otherwise at the time of grant, during the 90-day period following a Change of Control an optionee may choose to receive cash equal to the difference between the exercise price of the option and the fair market value of a share of Common Stock as determined under the 1994 Plan, in lieu of exercising the option and paying the option price. Also, all restrictions on shares of restricted stock will lapse upon a Change of Control. A "Change of Control" is defined in the 1994 Plan as: (i) a change in the Board of Directors such that a majority of the seats on the Board are occupied by individuals who are neither nominated by a majority of the Incumbent Directors (as defined below) of the Company then in office nor appointed by directors so nominated; (ii) the acquisition by any person (other than the Company or a Company employee benefit plan) of, in the case of transactions not approved by a majority of the directors of the Company who were either nominated by a majority of the directors of the Company then in office or appointed by directors so nominated ("Incumbent Directors"), 20% or more of the combined general voting power of the Common Stock and any other voting securities of the Company and, in the case of other transactions, 33% or more of such voting power; or (iii) the approval by the stockholders of the Company of a complete liquidation or dissolution of the Company or a merger, consolidation or sale of substantially all the assets of the Company (collectively, a "Business Combination"), other than a Business Combination in which all or substantially all the stockholders of the Company receive or hold 60% or more of the stock of the corporation resulting from the Business Combination in substantially the same proportions as their ownership before the Business Combination, no holder has more than 33% of the combined voting power of the capital stock of the resulting corporation and at least a majority of the board of directors of the resulting corporation are Incumbent Directors or were approved by a majority of the Incumbent Directors.

    1984 STOCK OPTION PLANS. The 1984 Restated Stock Option Plan and the 1984 Restated Nonqualified Stock Option Plan provide that upon the occurrence of certain transactions, including certain mergers and other business combinations involving the Company, outstanding options will be fully exercisable. Such options, if not exercised, will then terminate upon consummation of such transactions. In the alternative, at the discretion of the Company and the corporation(s) participating in such transactions, such options may be assumed by the acquiring or surviving corporation.

COMPENSATION COMMITTEE REPORT

    The Compensation Committee of the Board of Directors (the "Committee") is composed entirely of directors who are not employees of the Company. Current members of the Committee are Robert E. Runice,

Chairman, John W. Ellis and Frank W. Griffith. None of the members of the Committee participate in the compensation programs described in this report.

    PHILOSOPHY, PROCEDURES AND GENERAL POLICIES. In determining executive compensation, the Committee and the Board are guided by the following objectives:
   -Attracting, retaining and motivating highly qualified and committed executives.
   -Using the competitive employment marketplace as a guide to assessing and establishing compensation levels.
   -Determining total compensation to a meaningful degree by returns to the
    Company's stockholders.
   -Exercising appropriate discretion and judgment in making individual compensation determinations based on the performance and particular employment position of the affected executive, the current economic and business circumstances of the Company, and the prevailing conditions in the relevant employment marketplace.
   -Encouraging executives to obtain and hold an equity stake in the Company.

    The responsibility of the Committee is to review and make recommendations regarding executive compensation to the Board of Directors. The Board of Directors exercises final authority with respect to approval of executive compensation, except with regard to grants under the Company's stock plans for which the Committee, as plan administrator, has final authority. The Committee and the Board also specifically approve the compensation of individual executives, including any merit or promotional adjustments, and individually review the performance of those executives on at least an annual basis. Base salary increases are based upon the results of such performance reviews and, for executives other than the President and Chief Executive Officer, such increases are also based upon the recommendation of the President and Chief Executive Officer. During fiscal year 1996, the Committee used the services of an independent executive compensation consultant to assist the Committee in evaluating the Company's executive compensation programs and practices and to recommend changes for future years.

    EXECUTIVE COMPENSATION PLAN. Under the Company's fiscal year 1996 Executive Compensation Plan, executive compensation consisted of the following components:
    - annual base salary
    - annual incentive bonus
    - long-term compensation in the form of stock option grants and restricted stock

    In establishing this plan, comparative executive compensation information was collected by the Company using both publicly available sources as well as compensation surveys produced by independent, outside compensation firms. That information included, but was not specifically limited to, the group of companies comprising the peer issuers index in the Stock Performance Graph. See footnote 2 to "Stock Performance Graph" below.

    ANNUAL COMPENSATION -- BASE SALARIES. The Company seeks to establish base salaries of executives at median levels in those employment markets within which the Company competes in order to recruit and retain qualified executive employees. The Company reviews base salaries of each executive periodically, generally on an annual basis, to ensure that the Company remains competitive. Such annual reviews, conducted in conjunction with annual merit reviews, are to provide the basis for assessments of base salary and adjustments.

    The Committee considers recommendations from the President and Chief Executive Officer when making adjustments to executive salaries. The Committee also considers the initial base salaries set forth in the employment agreements of certain executives and such variables as relative responsibility, expertise, past years' compensation and performance, and comparative market data, including median salary data for similar positions within the industry. In light of the Company's overall performance, general salary increases were not granted to the executive group in fiscal 1996. Three executives received salary increases in fiscal 1996 as a result of a change in scope of responsibilities, a promotion and an adjustment of salary to market level.

    ANNUAL COMPENSATION -- ANNUAL INCENTIVE BONUSES. During fiscal year 1996, the Committee established a program of annual cash incentives to executives in the form of performance awards. This program is intended to encourage achievement of certain goals developed and specified at the beginning of the fiscal year. A performance award target is established for each participating executive, based on median competitive levels in those employment markets within which the Company competes. Performance awards are to be distributed out of a performance award fund whose size is determined by the success of the management group as a whole in achieving the financial goals of the Company. If Company goals are met, the performance award fund is divided among all participating executives based on their respective performance award targets. Although performance award targets are specified at the beginning of the fiscal year, the relative share of the performance award fund received by a specific executive may be increased or decreased at the time of distribution of performance awards, based upon an assessment by the Board and Committee of the individual's performance.

    In April 1995, the Board and the Committee established performance award targets for executives for fiscal year 1996 ranging from 20% to 50% of earned base salary and established Company performance goals relating to revenue, net income and return on assets. These goals were not reached during fiscal year 1996 and therefore no performance awards were paid.

    LONG-TERM COMPENSATION -- STOCK PLANS. Long-term incentives are designed to link management reward with the long-term interest of the Company's stockholders. Currently, the Company grants stock options and restricted stock as long-term incentives.

    Awards of stock option grants were made to executives during fiscal year 1996 based on the judgment of the Committee. These awards were based on a number of factors, including the relative value and importance of the position to the Company and the number of options and restricted shares that had been previously made to recipients.

    COMPENSATION OF CHIEF EXECUTIVE OFFICER. In April 1994, Craig Davies was elected President and CEO. Pursuant to an employment contract, he receives an annual base salary of $200,000 and a performance-based target bonus of 50% of annual base salary. Under certain conditions, a performance-based bonus award can be increased beyond the target amount by the Committee. No bonus was awarded to Mr. Davies for fiscal year 1996, because Company performance goals for the year were not reached. Pursuant to his employment agreement, the Company granted Mr. Davies at the commencement of his employment 15,000 shares of restricted Common Stock and options to purchase 25,000 shares of Common Stock under the 1994 Plan. In fiscal year 1996, Mr. Davies was granted the option to purchase an additional 25,000 shares of Common Stock under the 1994 Plan.

    The compensation package for Mr. Davies was determined with the assistance of a compensation consultant and was based upon a number of factors, including market data indicating median salaries and annual bonuses for similar positions in the employment market within which the Company competes. In determining compensation, the Committee considered Mr. Davies' expertise and relevant operational experience as well as his demonstrated achievement in prior positions.

    TAX DEDUCTIBILITY LIMITATION FOR EXECUTIVE COMPENSATION. Under Section 162(m) of the Code and related federal tax regulations, publicly traded companies are prohibited from receiving a tax deduction for any compensation in excess of $1 million paid to the chief executive officer or any of its four other most highly compensated executive officers for any fiscal year.
The prohibition does not apply to certain performance-based compensation.
The Company's stock option plans have been structured in such a way that the Committee expects options granted under the plan to be treated as performance-based compensation that may be excluded from the deductibility limit. To the extent that there is no adverse effect on the Company's ability to provide competitive compensation, it is the policy of the Committee and the Board to minimize executive compensation that is not deductible for tax purposes. At this time, no executive officer's compensation exceeds the $1 million limit and, in the Committee's view, such compensation is not likely to be affected by the nondeductibility rules in the near future.

    COMPENSATION COMMITTEE MEMBERS. The foregoing report has been provided by the Compensation Committee of the Board of Directors.
    Robert E. Runice (Chairman)
    John W. Ellis
    Frank W. Griffith

Stock Performance Graph

    The graph below compares for each of the last five fiscal years ending
March 31, 1996 the cumulative total return of the Company, The Nasdaq Stock Market index and the SIC 1600 - 1699 index. The cumulative total return of Common Stock assumes $100 invested on March 31, 1991 in UTILX Common Stock and for the comparator indices that all dividends are fully reinvested. The Company has paid no dividend during the period indicated.


                   COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
            UTILX CORPORATION, NASDAQ INDEX,(1) AND SIC 1600 - 1699 INDEX(2)

     03/28/91  03/31/92  03/31/93  03/31/94  03/31/95  03/29/96
     --------  --------  --------  --------  --------  --------
      100.0      44.4      26.6       36.3      18.5      12.9
      100.0     127.5     146.5      158.1     175.9     238.8
      100.0     102.1      92.3       89.9      88.7     113.2

(1) Broad market index consisting of all United States companies traded on The Nasdaq Stock Market during the period indicated.

(2) Peer issuers index consisting of all United States companies traded on The Nasdaq Stock Market during the period indicated, including the Company, whose Standard Industrial Classification ("SIC") code is within Major Group 16, "Heavy Construction other than Building Construction-Contractors." The Company's SIC code is 1623, "Water, Sewer, Pipeline and Communications and Power Line Construction." The following companies (and their ticker symbols) comprise the group of peer issuers: Guy F. Atkinson Company of California (ATKN); Black Industries, Inc. (BLAK); Burnup & Sim, Inc.
    (BSIM); Cerbco, Inc. (CERB); Devcon International Corporation (DEVC); Enviroq Corporation (EROQ); Global Industries, Limited (GLBL); Granite Construction, Inc. (GCCO); Harding Associates, Inc. (HRDG); Hungarian Teleconstruction Corporation (HTEL); Instituform East, Inc. (INEI); Insituform Mid America, Inc. (INSMA); Insituform North

    America, Inc. (INSU); Insituform Technologies, Inc. (INSUA); International Fibercom, Inc. (IFCI); Kasler Corporation (KASL); Mastec, Inc. (MASX); Meadow Vallley Corporation (MVCO); Naylor Industries, Inc. (NALR); Noxso Corporation (NOXO); A. J. Ross Logistics, Inc. (AJRL); UTILX Corporation
    (UTLX); and Valco Communications, Inc. (VALK and VALKU).

                              RELATED PARTY TRANSACTIONS

TRILON DOMINION PARTNERS, L.L.C.

    Effective June 30, 1995, certain assets of Dominion Capital, Inc.
("Dominion Capital"), a wholly owned subsidiary of Dominion Resources, Inc. ("Dominion Resources"), including the shares of Common Stock of UTILX held by Dominion Capital, were contributed to Venture Capital Equities, L.L.C. ("Venture Capital"). On August 15, 1995, Venture Capital changed its name to Trilon Dominion Partners, L.L.C. ("Trilon"). Dominion Capital has a membership interest in Trilon. Dominion Resources is a holding company, whose wholly owned subsidiaries include Dominion Capital and Virginia Electric and Power Company ("Virginia Power"), an electric utility, which is its principal subsidiary. The Company began performing work for Virginia Power in November 1985, and sales to Virginia Power accounted for approximately 16% of total revenues in fiscal year 1996. The Company sells its services to Virginia Power in the ordinary course of its business, and currently has in place contracts with Virginia Power which may be terminated in whole or in part by Virginia Power upon 30 days' notice.


             II.  PROPOSAL TO RATIFY AND APPROVE APPOINTMENT OF AUDITORS

    Unless instructed to the contrary, it is intended that votes be cast pursuant to the accompanying Proxy for the ratification and approval of the appointment of Coopers & Lybrand L.L.P. by the Board of Directors at its regular meeting held on April 17, 1996 as the Company's auditors for fiscal year 1997. Coopers & Lybrand L.L.P. has audited the Company's account since 1986. Representatives of Coopers & Lybrand L.L.P. are expected to attend the meeting and will have an opportunity to make a statement and respond to appropriate questions from stockholders.

    The affirmative vote of a majority of the votes cast by stockholders present in person or by proxy and entitled to vote at the meeting, a quorum being present, is required to ratify the appointment of Coopers & Lybrand L.L.P. as the Company's auditors for fiscal year 1997.

    THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF COOPERS & LYBRAND L.L.P. AS AUDITORS FOR THE COMPANY FOR FISCAL YEAR 1997.

    In the event this ratification and approval of the appointment of auditors is not made by a majority of the shares entitled to vote thereon, the selection of other auditors will be considered by the Board of Directors.


                                 III.  OTHER MATTERS

    The Company knows of no other matters that are likely to be brought before the meeting. If, however, other matters not now known or determined come before the meeting, the persons named in the enclosed Proxy Card or their substitutes will vote such Proxy in accordance with their judgment in such matters.


                               EXPENSES OF SOLICITATION

    Proxies may be solicited by officers, directors and regular supervisory and executive employees of the Company, none of whom will receive any additional compensation for their services. Proxies may be solicited personally or by mail, telephone, telex, telegraph or messenger. The Company will also pay persons holding shares of the Common Stock in their names or in the names of the nominees, but not owning such shares beneficially, such as brokerage houses, banks and other fiduciaries, for the expense of forwarding soliciting materials to their principals. All of the costs of the solicitation of Proxies will be paid by the Company.


                              PROPOSALS OF STOCKHOLDERS

    The Company intends to hold its 1997 Annual Meeting of Stockholders on approximately July 25, 1997. In order for proposals of stockholders to be considered for inclusion in the Proxy Statement and Proxy for the 1997 Annual Meeting of Stockholders, such proposals must be received by the Secretary of the Company no later than February 28, 1997.


                                  1996 ANNUAL REPORT

    A copy of the Company's 1996 Annual Report for the year ended
March 31, 1996, as filed with the Securities and Exchange Commission is being mailed with this Proxy Statement to each stockholder of record as of May 31, 1996. Any stockholder not receiving this report will be provided such report without charge by submitting a written request therefor addressed to Secretary, UTILX Corporation, P.O. Box 97009, Kent, Washington 98064-9709,
(206) 395-0200 (telephone), (206) 395-1040 (facsimile).

                             By Order of the Board of Directors



                             Thomas L. Markl
                             VICE PRESIDENT/SALES & MARKETING AND SECRETARY

                         [THIS PAGE INTENTIONALLY LEFT BLANK]

                  PROXY SOLICITED ON BEHALF OF BOARD OF DIRECTORS OF

                                  UTILX CORPORATION

                 1996 ANNUAL MEETING OF STOCKHOLDERS - JULY 25, 1996

    The undersigned hereby appoints William M. Weisfield, Craig E. Davies and Thomas L. Markl, and each or any of them, with power of substitution, proxies for the undersigned and authorizes them to represent and vote, as designated on the reverse side, all of the shares of Common Stock, $0.01 par value, of UTILX Corporation which the undersigned may be entitled to vote at the 1996 Annual Meeting of Stockholders to be held at the Doubletree Inn at Southcenter, Elm-Oak Room, 205 Strander Boulevard, Tukwila, Washington 98188, on Thursday, July 25, 1996, at 3:00 p.m., Pacific Daylight Time, and at any other adjournment of such meeting, hereby revoking any proxies heretofore given, for the following purposes and with discretionary authority as to any other matters that may properly come before the meeting, all in accordance with and as described in the Notice and accompanying Proxy Statement.

    If no direction is given, this proxy will be voted FOR proposals 1 and 2.

         IMPORTANT - TO BE SIGNED AND DATED ON REVERSE SIDE
                                                         /SEE REVERSE SIDE/


    / X/ Please mark your votes as in this example.



THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1 AND 2.  IF
NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2.

                  FOR       WITHHELD
1. ELECTION OF
   BOTH                                     NOMINEES: Stanley J. Bright and
   NOMINEES.      / /          / /                    William M. Weisfield both
                                                      for three (3) year terms
                                                      expiring in 1996


                                           FOR       AGAINST        ABSTAIN.
2. To ratify and approve
   the appointmentof Coopers & Lybrand
   as independent auditors for the
   Company for fiscal year 1997.           / /         / /            / /


INSTRUCTIONS: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.

- - -------------------------------





Signature(s)                                         Date
           ------------------------------------------     ---------------------

Note: Please sign exactly as name appears hereon. Joint owners should each sign and date. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.